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                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                               SCHEDULE 14A


         Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [__}


Check the appropriate box:

[___]  Preliminary Proxy Statement

[___]  Confidential, for Use of the Commission Only

[___]  Definitive Proxy Statement

[ X ]  Definitive Additional Materials

[___]  Soliciting Material Pursuant to Rule 240.14a-12


                         AUTO-GRAPHICS, INC.
                      -------------------------
                        (Name of Registrant)

                           Not Applicable
-------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


[_X_]  No fee required.


                     Cover Letter Information

NOTE: It is proposed that definitive proxy materials be mailed on or before June 11, 2002 if at all possible.


CONTACT: For information regarding this proxy statement/filing, please call or write Daniel E. Luebben, Secretary at (909) 595-7204 ext. 499 or 3201 Temple Avenue, Pomona, Ca 91768.

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June 11, 2002




Dear Shareholder:

The years 1999-2001 have seen a roller coaster of activity for Auto-Graphics, Inc. Revenues from the Company's traditional services to Publishing customers have declined for the last three years from of $1.5 million to $.9 million in 2001 while labor and other costs have continued to escalate. In 1999, the Company began a focused effort to raise the capital required to fund two new product/service initiatives which were thought to provide significant growth and profit opportunities. By 2000, approximately $2.0 million had been raised via Private Placement Offerings by the parent Company and an investment of $1.0 million each from one investor into two new subsidiaries which had been formed to provide the platforms for this new growth and expansion.

The LibraryCard, Inc. was formed to develop LibraryCard.com, as an information portal for consumers. During 2000 and early 2001, LibraryCard invested over $1,250,000 in developing its' internet web site with efforts to develop revenue through book sales and corporate sponsorships. Unfortunately, the efforts were unsuccessful and despite loans of $250,000 from Auto-Graphics in 2001, further investment had to be drastically curtailed since seed capital had been exhausted.

DataQuad, Inc. was formed to leverage the Company's Impact/CMS (Content Management System) software and experience with XML based internet publishing and was later expanded to include e-commerce and web hosting. Through 2001, following the Company's contribution of its Impact/CMS software, DataQuad invested approximately $850,000 of its initial $1.0 million in seed capital to establish an organization, complete development of the CMS software product and begin to market its capabilities. These efforts were unsuccessful. As in the case of LibraryCard, funds are now insufficient to proceed with significant near term investment in XML and e-commerce marketing.

Depletion of capital, the condition of the capital markets and the marketplace for both of these subsidiary's products and services is limiting our ability to proceed with additional initiatives for the foreseeable future and operations at both companies have been suspended and/or greatly reduced.

The Company had expected significant losses in 2000 and 2001 as a result of the substantial start-up costs and expenses incurred prior to establishing a revenue streams from these two new businesses. The result of our efforts in 2000 was an expected loss of nearly $900,000 on sales of $8,300,000. In 2001, the losses increased to $1,320,000 on sales of $8,600,000. I urge all shareholders to read the annual and quarterly report included herein in detail to better understand the efforts of the Company during the past two years.

Losses from the subsidiaries in 2001 were partially offset by small gains in our traditional library services business made possible by completion of the upgrade investment in our second generation Impact/Online software product which provides Internet based database access and inter-library loan services to nearly 10,000 libraries in the United States and Canada. During 2001, migration of all customers to this latest second generation version of Impact/Online was completed.

In 2001, we started to implement our plan to close down operations of LibraryCard.com, reduce DataQuad operations to match expected sales levels, and to establish new products for sale to existing library markets. The results for 2001 have been extremely disappointing for DataQuad as no new major contracts were signed and during the third and fourth quarter of 2001, all sales, marketing and operations overhead expenses had to be curtailed. As of 2002, the disposition of these companies and assets is uncertain.

We have implemented our plan, because of significant losses in 2000 and 2001 primarily from the new subsidiaries, to downsize the Company to a cost structure consistent with expected 2002 sales from the library services business and re-establish a profitable base in 2002. We believe a return to profitability while eliminating the drain of investing in new businesses will provide the cash flow necessary to provide a base for growth in the future. Please review the enclosed Form 10-K/A for 2001 and Form 10-Q for the first quarter of 2002 to better understand the Company's circumstances.

Sincerely yours,


ss/Robert S. Cope
Robert S. Cope
Chairman of the Board
and President